Exhibit 3.3

RULES OF THE BOARD OF SUPERVISORY DIRECTORS

ATAI LIFE SCIENCES N.V.

1	INTRODUCTION

1.1

These rules govern the organisation, decision-making and other internal matters of the Board of Supervisory Directors. In performing their duties, the Supervisory Directors shall comply with these rules.

1.2	These rules shall be posted on the Company’s website.

2	DEFINITIONS AND INTERPRETATION

2.1	In these rules the following definitions shall apply:

Article	an article of these rules.

Articles of Association	the Company’s articles of association.

Audit Committee	the Company’s audit committee.

CEO	the Company’s chief executive officer.

Chairperson	the chairperson of the Supervisory Board.

Committee	the Audit Committee, the Compensation Committee and the Nominating Committee.

Committee Charter	the charter of the relevant Committee.

Company	ATAI Life Sciences N.V.

Company Secretary	the Company’s company secretary. Compensation Committee The Company’s compensation committee.

Conflict of Interest	a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it.

Diversity Policy	the Company’s diversity policy.

External Auditor	the external auditor or audit firm within the meaning of Section 2:393 of the Dutch Civil Code, engaged or to be engaged to examine the Company’s annual accounts and management report, or the Company’s independent outside audit firm for purposes of U.S. laws and regulation (including applicable Nasdaq and/or SEC requirements), as the context may require.

Family Member	a Supervisory Director’s spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree.

General Meeting	the Company’s general meeting.

Independent Directors	will have the meaning assigned to that term in Article 3.3.

Internal Controls	the Company’s internal risk management and control systems, including its disclosure controls and procedures and internal control over financial reporting.

Management Board	the Company’s Board of Managing Directors.

Managing Director	a member of the Management Board.

Nasdaq	the Nasdaq Stock Market LLC.

Nominating Committee	the Company’s nominating committee.

Profile	the Company’s profile for the size, composition and independence of the Supervisory Board.

SEC	the United States Securities and Exchange Commission.

Simple Majority	more than half of the votes cast.

Supervisory Board	the Company’s Board of Supervisory Directors.

Supervisory Director	a member of the Supervisory Board.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

3	COMPOSITION

3.1

The Articles of Association provide that the number of Supervisory Directors will be fixed from time to time by the Supervisory Board. The Supervisory Board consists of at most eight Supervisory Directors.

3.2

The Nominating Committee will periodically review the size of the Supervisory Board, and may make recommendations to the Supervisory Board regarding the size that is most effective in relation to future operations.

3.3

Except as otherwise permitted by the applicable rules of Nasdaq, the Supervisory Board will be comprised of a majority of directors who qualify as independent directors (the “Independent Directors”) as required under Nasdaq rules.

3.4

The Nominating Committee, in recommending Supervisory Director candidates, and the Supervisory Board, in nominating Supervisory Director candidates, will evaluate candidates in accordance with the qualification standards set forth in Attachment A to these guidelines, the Articles of Association and Dutch law. In addition, the size, composition and independence of the Supervisory Board shall be determined taking into consideration the principles laid down in the Diversity Policy and the Profile, the Articles of Association and the Dutch Corporate Governance Code.

3.5	The Independent Directors will meet in executive sessions without non-Independent Directors or Managing Directors present on a regularly scheduled basis, but no less than twice per year.

3.6	The Supervisory Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association and applicable law.

3.7

A person may (but is not required to) be appointed as Supervisory Director for a maximum of two consecutive terms of up to four years each and, subsequently, for a maximum of two consecutive terms of up to two years each.

3.8

The Supervisory Board shall elect a Supervisory Director to be the Chairperson and another Supervisory Director to be the Vice-Chairperson. The Supervisory Board may dismiss the Chairperson or the Vice-Chairperson, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairperson or Vice-Chairperson, as the case may be.

3.9

If the Chairperson of the Supervisory Board does not qualify as independent, the Independent Directors may elect a lead independent Supervisory Director. The lead Supervisory Director’s responsibilities include, but are not limited to: presiding over all meetings of the Supervisory Board at which the Chairperson of the Supervisory Board is not present, including any executive sessions of the Independent Directors; approving Supervisory Board meeting schedules and agendas; and acting as the liaison between the Independent Directors and the Chief Executive Officer and Chairperson. At such times as the Chairperson of the Supervisory Board is an Independent Director, the Chairperson of the Supervisory Board will serve as lead Supervisory Director. The Supervisory Board may modify its leadership structure in the future as it deems appropriate.

3.10

The Supervisory Board does not believe that its members should be prohibited from serving on boards of other organizations and has not adopted any guidelines limiting such activities, subject to the applicable limitations provided for by Dutch law. Further, the Nominating Committee may take into account the nature of, and time involved in, any Supervisory Director’s service on other boards and/or committees in evaluating the suitability of individual Supervisory Director candidates and current Supervisory Directors. Prior to accepting any position on the board of (managing) directors or board of supervisory directors of any organization, whether for-profit or not-for-profit, current Supervisory Directors should notify the Chair of the Nominating Committee, the Company’s Chief Financial Officer and the Company’s General Counsel. The Chair of the Nominating Committee shall review the proposed board membership to ensure compliance with applicable laws and policies. Service on other boards and/or committees should not be inconsistent with the requirements of the Company’s Code of Business Conduct and Ethics.

3.11	The Supervisory Board shall ensure that:

(a)

the Company has a sound plan in place for the succession of Managing Directors and Supervisory Directors which is aimed at retaining the appropriate balance in the requisite expertise, experience and diversity on the Management Board and the Supervisory Board; and

(b)	a retirement schedule is prepared in order to avoid, as much as possible and practicable, Supervisory Directors retiring simultaneously.

3.12	A Supervisory Director shall notify the Supervisory Board in advance of any other position he wishes to pursue.

4	DUTIES AND ORGANISATION

4.1

The Supervisory Board is charged with the oversight of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.

4.2

The Supervisory Board may obtain information from officers and external advisers of the Company in order to perform their duties, and the Company shall facilitate this. The Committees may hire independent advisors as set forth in their applicable charters. The Supervisory Board as a whole shall have access to any independent advisor retained by the Company, and the Supervisory Board may hire any independent advisor it considers necessary to discharge its responsibilities.

4.3

All Supervisory Directors shall follow an induction programme geared to their role, covering general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and its business, the Company’s corporate culture, the Company’s relationship with the Company’s works council or other employee participation body, if any, and the responsibilities of a Supervisory Director under applicable law. The Management Board will provide an orientation process for new Supervisory Directors, including background material on the Company and its business. As appropriate, the Management Board will provide opportunities for additional educational sessions for Supervisory Directors on matters relevant to the Company and its business.

4.4	The tasks and duties of the Supervisory Board include the supervision of the following matters:

(a)	the Company’s strategy, the implementation thereof and the principal risks associated with it;

(b)	the review by the Management Board of the effectiveness of the design and operation of the Internal Controls, including:

(i)	identified material weaknesses or significant deficiencies in the Internal Controls; and

(ii)	material changes made to, and any material improvements planned for, the Internal Controls;

(c)	the functioning of, and the developments in, the relationship with the External Auditor;

(d)	reviewing the performance of the Chief Executive Officer and other executive officers, considering any input from the Nominating Committee;

(e)	overseeing management of the Company’s risks, including, without limitation, oversight of disclosure controls and procedures;

(f)	the establishment and implementation of the internal procedures by the Management Board;

(g)	planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other key executives;

(h)	the Company’s corporate culture and values;

(i)	the findings and observations of the Management Board relating to the effectiveness of, and compliance with, the Company’s internal policies, including its Code of Business Conduct and Ethics;

(j)

monitoring the operation of the Company’s procedure for reporting actual or suspected misconduct or irregularities, the initiation of appropriate and independent investigations into signs of misconduct or irregularities, and, if an instance of misconduct or an irregularity has been discovered, adequate follow-up of recommendations for remedial actions, as established and overseen by the Audit Committee; and

(k)	the Company’s relations with shareholders.

4.5

The Supervisory Board may issue to the Management Board “Best-Practice Guidelines” giving recommendations on how to deal with certain aspects of the management of the Company to ensure a German place of management of the Company.

4.6

At least annually, the Supervisory Board shall evaluate—outside the presence of the Managing Directors—its own functioning, the functioning of the Management Board, the functioning of the Committees and the functioning of the individual Managing Directors and Supervisory Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Supervisory Directors require further training or education. During such evaluation, Supervisory Directors should be able to express their views confidentially. When performing their evaluations, the Supervisory Directors shall at least consider:

(a)	the mutual interaction among the Management Board and the Supervisory Board;

(b)	the mutual interaction among the Supervisory Board;

(c)	lessons learned from recent events; and

(d)	the desired profile, composition, competency and expertise of the Supervisory Board.

5	RISK MANAGEMENT

5.1

As provided in the Audit Committee charter, the Audit Committee is responsible for discussing the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled. In accordance with those policies, the Supervisory Board and the committees of the Supervisory Board shall have an active role in overseeing management of the Company’s risks. The Supervisory Board shall regularly review information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee shall be responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Company’s Audit Committee shall oversee management of financial risks and cybersecurity risks. The Nominating Committee shall manage risks associated with the independence of the Supervisory Board and potential conflicts of interest with respect to the Supervisory Board and the Management Board. While each Committee shall be responsible for evaluating certain risks and overseeing the management of such risks, the entire Supervisory Board is regularly informed through committee reports about such risks.

6	OBSERVERS

The Supervisory Board may allow one or more observers to attend meetings of the Supervisory Board and its Committees and allow such observers to participate—without voting rights—in the deliberations of the Supervisory Board and its Committees, subject to the limitations under applicable law relating to:

(a)	the decision-making, functioning and organisation of the Supervisory Board; and

(b)	the Supervisory Board’ fiduciary duties to act in the interests of the Company and of the business connected with it.

7	CHAIRPERSON, VICE-CHAIRPERSON AND COMPANY SECRETARY

7.1	The Chairperson, in regular consultation with the CEO, shall ensure that:

(a)	the Supervisory Board has proper contact with the Management Board, the Company’s works council or other employee representation body, if any, and the General Meeting;

(b)	the Supervisory Board elects a Vice-Chairperson;

(c)	there is sufficient time for deliberation and decision-making by the Supervisory Board;

(d)	the Supervisory Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;

(e)	the Supervisory Board and the Committees have a balanced composition and function properly;

(f)	the functioning of individual Managing Directors and Supervisory Directors is reviewed at least annually;

(g)	the Supervisory Directors and Managing Directors follow their induction programme, as well as their education or training programme (if and when relevant);

(h)	the Management Board performs activities in respect of corporate culture;

(i)

the Supervisory Board is responsive to signs of misconduct or irregularities from the Company’s business and ensures that any material misconduct and irregularities, or suspicions thereof, are reported to the Supervisory Board without delay;

(j)	the General Meeting proceeds in an orderly and efficient manner;

(k)	effective communication with the Company’s shareholders is assured; and

(l)	the Supervisory Board shall be involved closely, and at an early stage, in any acquisition, merger or takeover process involving the Company.

7.2	If the Chairperson is absent or incapacitated, he may be replaced temporarily by the Vice-Chairperson.

7.3

The Chairperson shall act on behalf of the Supervisory Board as the primary contact for Managing Directors, Supervisory Directors and shareholders regarding the functioning of Managing Directors and Supervisory Directors, except for the Chairperson himself. The Vice-Chairperson shall fulfil such role regarding the functioning of the Chairperson.

7.4	The Supervisory Board may be supported by the Company Secretary. The Company Secretary may be appointed and dismissed by the Management Board, subject to the prior approval of the Supervisory Board.

8	INVESTOR COMMUNICATION

8.1

The Supervisory Board believes that the Management Board or applicable management speaks for the Company. Each Supervisory Director should refer all inquiries from institutional investors, the press or customers regarding the Company’s operations to the Management Board. Individual members may, from time to time at the request of the Management Board, meet or otherwise communicate with various constituencies that are involved with the Company. If comments from the Supervisory Board are appropriate, they should, in most circumstances, come from the Chairperson of the Supervisory Board. All such communications will be in compliance with the provisions of the Company’s “Policy Statement – Guidelines for Corporate Disclosure.”

9	COMPENSATION

9.1

The Supervisory Board believes that Managing and Supervisory Director compensation should fairly pay such Managing and Supervisory Directors for work required in a business of the Company’s size and scope, and that compensation should align directors’ interests with the long-term interests of shareholders. The Compensation Committee will review and make recommendations to the Supervisory Board regarding the cash and equity compensation of Managing Directors and Supervisory Directors. The Company’s executive officers shall not receive additional compensation for their service as Managing Directors or Supervisory Directors, as applicable.

Except as otherwise permitted by the applicable Nasdaq rules, members of the Audit Committee may not directly or indirectly receive any compensation from the Company other than their Supervisory Directors’ compensation, including any compensation for service on Committees and the receipt of equity incentive awards.

10	DECISION-MAKING

10.1	The Supervisory Board shall meet as often as any Supervisory Director deems necessary or appropriate, but no less than annually.

10.2

Supervisory Directors are expected to attend Supervisory Board Meetings and the meetings of the Committees of which they are members. If a Supervisory Director is frequently absent at such meetings, he shall be held accountable by the Supervisory Board.

10.3

A Supervisory Board Meeting may be convened by, or at the request of, any Supervisory Director by means of a written notice sent to all Supervisory Directors. Notice of a Supervisory Board Meeting shall include the date, time, place and agenda for that Supervisory Board Meeting. Supervisory Board Meetings can be held through audio-communication facilities.

10.4

All Supervisory Directors shall be given reasonable notice of at least ten days prior to Supervisory Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it.

10.5

Information regarding the topics to be considered at a meeting is essential to the Supervisory Board’ understanding of the business and the preparation of the directors for a productive meeting. To the extent feasible, the meeting agenda and any written materials relating to each Supervisory Board’ meeting will be distributed to the directors sufficiently in advance of each meeting to allow for meaningful review of such agenda and materials by the Supervisory Directors. Supervisory Directors are expected to have reviewed and be prepared to discuss all materials distributed in advance of any meeting

10.6

If a Supervisory Board Meeting has not been duly convened, resolutions may nevertheless be passed at that Supervisory Board Meeting if all Supervisory Directors not present or represented at that Supervisory Board Meeting have waived compliance with the convening formalities in writing.

10.7

All Supervisory Board Meetings shall be chaired by the Chairperson or, in his absence, by the Vice-Chairperson or, in his absence, by another Supervisory Director designated by the Supervisory Directors present at the relevant Supervisory Board Meeting. The chairperson of the Supervisory Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Supervisory Board Meeting. The secretary does not necessarily need to be a Supervisory Director.

10.8

Minutes of the proceedings at a Supervisory Board Meeting shall be sufficient evidence thereof and of the observance (or waiver) of all necessary formalities, provided that such minutes are certified by a Supervisory Director.

10.9

Without prejudice to Article 10.11, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board. Invalid votes, blank votes and abstentions shall not be counted as votes cast.

10.10	A Supervisory Director can be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Supervisory Board.

10.11	Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a Supervisory Board Meeting or otherwise, by Simple Majority unless these rules provide differently.

10.12

Where there is a tie in any vote of the Supervisory Board, the Chairperson shall have a casting vote, provided that the Chairperson cannot cast more votes than the other Supervisory Directors together. Otherwise, the relevant resolution shall not have been passed.

10.13

Resolutions of the Supervisory Board may, instead of at a Supervisory Board Meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process in respect of the resolution(s) concerned. Articles 10.8 through 10.12 apply mutatis mutandis.

10.14

The Supervisory Board may require that officers and external advisers attend Supervisory Board Meetings. In particular, the Supervisory Board shall request the External Auditor to attend the Supervisory Board Meeting where the External Auditor’s audit report regarding the Company’s financial statements is discussed.

11	CONFLICTS OF INTEREST

11.1

Subject to the provisions of the Company’s Related Party Transactions Policy and the Code of Business Conduct and Ethics, and notwithstanding any applicable provision of Dutch law and the Articles of Association, a Supervisory Director shall promptly report any actual or potential Conflict of Interest in a transaction that is of material significance to the Company and/or such Supervisory Director to the other Supervisory Directors, providing all relevant information relating to such Conflict of Interest, including the involvement of any Family Member in the transaction concerned.

11.2

The determination whether a Supervisory Director has a Conflict of Interest shall primarily be the responsibility of that Supervisory Director. However, in case of debate, that determination shall be made by the Supervisory Board without the Supervisory Director concerned being present.

11.3

A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a Conflict of Interest. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution may nevertheless be passed by the Supervisory Board as if none of the Supervisory Directors has a Conflict of Interest.

11.4

Transactions in respect of which a Supervisory Director has a Conflict of Interest shall be agreed on arms’ length terms. Any such transactions where the Conflict of Interest is of material significance to the Company and/or to the Supervisory Director concerned shall be subject to the approval of the Supervisory Board.

11.5	In order to avoid potential Conflicts of Interest, or the appearance thereof, Supervisory Directors shall not:

(a)	enter into competition with the Company, unless disclosed and approved by the Supervisory Board and in accordance with the Company’s Code of Conduct;

(b)	demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

(c)	provide unjustified advantages to third parties to the detriment of the Company;

(d)	take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

11.6	The Company shall not grant its Supervisory Directors or their respective Family Members any personal loans, guarantees or similar financial arrangements.

11.7

The Supervisory Board shall deal with any actual or potential Conflict of Interest in a transaction that is of material significance to the Company and/or a Managing Director in accordance with the provisions included in the Management Board rules.

12	OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS

12.1	The Supervisory Directors shall be subject to the Company’s insider trading policy. In addition, each Supervisory Director shall practice great reticence:

(a)

when trading in shares or other financial instruments issued by another listed company, if this could reasonably create the appearance of such Supervisory Director violating applicable insider trading and/or market manipulation prohibitions; and

(b)	when trading in shares or other financial instruments issued by another listed company which is a direct competitor of the Company.

12.2	Any shares in the Company’s capital held by a Supervisory Director are expected to be long-term investments.

12.3

The Company encourages Supervisory Directors to own shares of the Company’s stock. However, the number of shares of the Company’s stock owned by any Supervisory Director is a personal decision and, at this time, the Supervisory Board has chosen not to adopt a policy requiring ownership by directors of a minimum number of shares.

13	COMMITTEES

13.1

The Supervisory Board has established the Audit Committee, the Compensation Committee and the Nominating Committee, and may establish such other committees as deemed to be necessary or appropriate by the Supervisory Board.

13.2	Each Committee shall be subject to this Article 13 and its respective Committee Charter.

13.3

Unless the relevant Committee Charter provides differently, Article 10 applies mutatis mutandis to the decision-making of each Committee, provided that references to the Chairperson should be interpreted as being references to the chair of the relevant Committee.

13.4	The Supervisory Board shall regularly review and discuss the reports received from the respective Committees.

14	AMENDMENTS AND DEVIATIONS

Pursuant to a resolution to that effect, the Supervisory Board may amend or supplement these rules and allow temporary deviations from these rules, subject to ongoing compliance with Nasdaq requirements, SEC rules and applicable law generally.

15	GOVERNING LAW AND JURISDICTION

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Attachment A

Supervisory Director Qualification Standards and Additional Selection Criteria

Director Qualification Standards:

The Nominating Committee, in recommending Supervisory Director candidates for election to the Supervisory Board, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments, and in all cases subject to the Company’s Diversity Policy.

Additional Selection Criteria:

In evaluating Supervisory Director candidates, the Nominating Committee and the Supervisory Board may also consider the following criteria as well as any other factor that they deem to be relevant:

1.1	The candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

1.2	The candidate’s experience as a board member of another publicly held company;

1.3	The candidate’s professional and academic experience relevant to the Company’s industry;

1.4	The strength of the candidate’s leadership skills;

1.5	The candidate’s experience in finance and accounting and / or executive compensation practices; and

1.6	Whether the candidate has the time required for preparation, participation and attendance at Supervisory Board meetings and committee meetings, if applicable.

In addition, the Supervisory Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

The Supervisory Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Supervisory Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.